Registration No. 333-51983

As filed with the Securities and Exchange Commission, March 7, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MSA SAFETY INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	46-4914539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Cranberry Woods Drive Cranberry Township, PA	16066
(Address of Principal Executive Offices)	(Zip code)

1998 Management Share Incentive Plan

(Full title of the plan)

Douglas K. McClaine, Esq.

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

Telephone: (724) 776-8600

(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:

Pasquale D. Gentile, Jr., Esq.

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219-1886

Telephone: (412) 288-4112

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
See below (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-51983. Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration on Form S-8 (Reg. No. 333-51983) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by MSA Safety Incorporated, a Pennsylvania corporation (“New MSA”), as a successor registrant to Mine Safety Appliances Company, a Pennsylvania corporation (“MSA”), to reflect a reorganization of MSA into a holding company organizational structure.

The new holding company organizational structure was effected pursuant to a merger (the “Merger”) implemented pursuant to Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and an Agreement and Plan of Merger (the “Merger Agreement”), among MSA, New MSA and Project Q Merger Sub Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of New MSA (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of MSA with and into Merger Sub, in which MSA was the surviving corporation (the “Surviving Corporation”).

As a result of the Merger, MSA became a wholly-owned subsidiary of New MSA, and New MSA became the successor issuer to MSA pursuant to Rule 414 under the Securities Act.

As a result of the Merger, each issued and outstanding share or fraction of a share of (i) New MSA owned by MSA was cancelled without conversion or consideration of any kind, (ii) MSA common stock, no par value per share (“MSA Common Stock”), was converted into a share or equal fraction of a share of common stock of New MSA, no par value per share (“New MSA Common Stock”), (iii) MSA 4  1⁄2% Cumulative Preferred Stock, $50.00 par value per share, was converted into a share or equal fraction of a share of New MSA 4  1⁄2% Cumulative Preferred Stock, $50.00 par value per share, (iv) MSA Second Cumulative Preferred Stock, $10.00 par value per share, was converted into a share or equal fraction of a share of New MSA Second Cumulative Preferred Stock, $10.00 par value per share and (v) each issued and outstanding share of Merger Sub common stock, $0.01 par value per share, was converted into a share of common stock of the Surviving Corporation.

As part of the stock conversion described above, each outstanding employee stock option to purchase shares of MSA Common Stock granted under any employee stock option, employee stock purchase or compensation plan or arrangement of MSA was converted into an option to purchase an equal number of shares of New MSA Common Stock, in accordance with the provisions of such employee stock option, employee stock purchase or compensation plan or arrangement.

In accordance with paragraph (d) of Rule 414 under the Securities Act, New MSA hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See the Exhibit Index at the end of this Post-Effective Amendment No. 1 to this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranberry Township, State of Pennsylvania, on March 7, 2014.

MSA Safety Incorporated

By:	/s/ Stacy McMahan
Stacy McMahan
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William M. Lambert	Director, President and	March 7, 2014
William M. Lambert	Chief Executive Officer (principal executive officer)

/s/ Stacy McMahan	Senior Vice President, Chief	March 7, 2014
Stacy McMahan	Financial Officer and Treasurer (principal financial officer and principal accounting officer)

Director
Robert A. Bruggeworth

/s/ Alvaro Garcia-Tunon	Director	March 7, 2014
Alvaro Garcia-Tunon

/s/ Thomas B. Hotopp	Director	March 7, 2014
Thomas B. Hotopp

/s/ Diane M. Pearse	Director	March 7, 2014
Diane M. Pearse

/s/ Rebecca B. Roberts	Director	March 7, 2014
Rebecca B. Roberts

/s/ John T. Ryan III	Director	March 7, 2014
John T. Ryan III

Signature	Title	Date

/s/ L. Edward Shaw Jr.	Director	March 7, 2014
L. Edward Shaw Jr.

/s/ Thomas H. Witmer	Director	March 7, 2014
Thomas H. Witmer

*	By:	/s/ John T. Ryan, III
Name: John T. Ryan, III
Attorney-in-fact for each of the
persons indicated

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Reed Smith LLP*

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

*	Filed herewith.